Exhibit B-13

                                GPU SERVICE, INC.
                              100 Interpace Parkway
                          Parsippany, New Jersey 07054

                                SERVICE AGREEMENT


                               As of June 30, 1997


TO:      GPU Advanced Resources, Inc.
         2675 Morgantown Road
         Suite GH2-3300
         Reading, PA 19607


         GPU Service, Inc. (hereinafter called "Service Company") is a company engaged in the rendering of services to companies in the GPU, Inc. holding company system. The organization, conduct of business and method of cost allocation of Service Company are designed to meet the requirements of Section 13 under the Public Utility Holding Company Act of 1935 and the rules and regulations promulgated thereunder to the end that services performed by the Service Company for said associate companies will be rendered to them at cost, fairly and equitably allocated. Services will be rendered by Service Company only upon receipt from time to time of specific or general requests therefor. Said requests may always be modified or canceled by the serviced company at its discretion. The parties hereto agree as follows:

         1. Service Company agrees to furnish GPU Advanced Resources, Inc., and any subsidiaries of GPU Advanced Resources, Inc. including those to be formed or acquired in the future (collectively and individually referred to as "You"), upon the terms and conditions herein set forth, such of the services described in Schedule I hereto as You may from time to time request. Service Company will also furnish, if available, such services which are not described in Schedule I but which are generally related to such services as You may request.

         2. If You so request, Service Company will act as Your agent, attorney-in-fact and representative to sign such instruments and to do such things as You may from time to time authorize in connection with the services to furnished hereunder.

         3. Service Company has and will maintain a staff trained and experienced in the analysis and evaluation of investment opportunities and their structure and implementation. In addition to the services of its own staff, Service Company will, after consultation with You concerning services to be rendered pursuant to your request, arrange for services of non-affiliated experts and consultants.

         4. All of the services rendered under this agreement will be at the actual cost thereof, and paid for in accordance with the provisions set forth in paragraph 5 hereof. Direct charges will be made for services where a direct allocation of cost is possible. The methods of determining such costs and the allocation thereof are set forth in Schedule II hereto. These methods are reviewed periodically as deemed appropriate by You and Service Company. Such methods may be modified or changed by Service Company without the necessity of an amendment of this agreement, provided that in each instance all services rendered hereunder will be at actual cost thereof, fairly and equitably allocated, and all in accordance with the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations and orders thereunder. You will be advised from time to time of any material changes in such methods.

         5. Bills will be rendered as soon as practicable after the close of each month and will be payable within ten days after receipt. If, however, Service Company so requests, You will provide it with funds sufficiently in advance to enable it to pay the actual costs of services provided to You hereunder. This agreement may be terminated at any time by either party giving at least thirty days' written notice to the other of such termination as at the end of any month.

         6. This agreement will be subject to termination or modification at any time if and to the extent its performance may conflict with any federal or state law or any rule, regulation or order of a federal or state regulatory body having jurisdiction. This agreement will be subject to approval of any federal or state regulatory body whose approval is a legal prerequisite to its execution and delivery of performance.

                            GPU SERVICE, INC.



                            By:____________________________________
                               Fred D. Hafer
                               Chairman and Chief Executive Officer




Accepted:

GPU ADVANCED RESOURCES, INC.



By:  _____________________________________
     Dennis Baldassari
     President and Chief Executive Officer

                                   SCHEDULE I

                Description     of  Services   which  are  available   from  GPU
                                SERVICE, INC.


Accounting and Auditing
-----------------------

         The keeping of accounts and collateral activities, including billings, collections and payments, preparation of reports and preservation of records, review of internal controls and audits, preparation of statistical data and reports and analyses.

Corporate and Corporate Records
-------------------------------

         Cooperation with officers and counsel of associate companies on corporate matters, regulation, contracts, claims, litigation, financial affairs, and investments, including debt and equity securities, leveraged leases and private placements. Services in connection with stockholders' and directors' meetings and keeping of corporate records.

Data Processing
---------------

         Maintenance and operation of a data processing center and equipment for accounting, engineering, administration and other functions, and development of systems therefor.

Executive Administrative
------------------------

         Consultation and services in management and administration of all aspects of financial and investment transactions.

Financing
---------

         Services in connection with interim and permanent financing of associate companies, determination of capital needs, cooperation with officers and counsel of associate companies on financing matters, including registration statements and regulatory applications; cash management; budgeting; preparation of financial and statistical reports.

Insurance and Employee Benefit Programs
---------------------------------------

         Development, placement and administration of insurance coverage and employee benefit programs, including group insurance, pensions, hospitalization and similar programs; property inspections and valuations for insurance.

Investment Operations
---------------------

         Receipt, review, evaluation and analysis of investment opportunities and ways and means to utilize capital resources, communications with investment, merchant and commercial bankers, broker-dealers, investment advisors, portfolio managers, economists and other representatives of investment and financial institutions and funds; negotiation, structuring and implementation of investment decisions and the preparation and execution and delivery of agreements therefor.

Personnel
---------

         Assistance relating to wage and salary administration, employment procedures and policies, employee training and safety and recruitment.

Retail Energy Sales and Services
--------------------------------

         Review, evaluation and analysis of opportunities to develop, market and sell energy and energy-related services, including arrangements with and for associate companies.

Public Information and Relations
--------------------------------

         Services relating to information to and relations with the public, including customers, security holders, employees, financial analysts, rating agencies, investment firms and employees.

Purchasing
----------

         Services with respect to purchase of materials supplies, equipment and fuel reference works.

Research
--------

         Services relating to research of financial and investment opportunities and ways to utilize capital resources.

Taxes
-----

         Services relating to federal, state and municipal taxes, preparation of federal returns and handling of federal return audits and claims.

Legal
-----

         Services related to general corporate legal matters and affairs including supervision of inside and outside counsel legal services.

                                   SCHEDULE II

                        Determination of Cost of Service
                             And Allocation Thereof


         Cost of service will be determined in accordance with the Public Utility Holding Company Act of 1935 and the rules and regulations and orders thereunder, and will include all costs of doing business incurred by Service Company.

         Records will be maintained for each Department and Division of Service Company in order to accumulate all costs of doing business and to determine the cost of service. These costs will include wages and salaries of employees and related expenses, such as insurance, taxes, pensions and other employee welfare benefits, and rent, light, heat, telephone, supplies and other housekeeping costs, and capital charges, properly amortized. In addition, records will be maintained of general administrative expenses, which will include the costs of operating Service Company as a corporate entity.

         Charges for services rendered and related expenses and non-personnel expenses (e.g., use of automotive equipment, etc.) will be billed directly to the serviced companies, either individually or, when the services performed are for a group of companies, by means of an equitable allocation formula.